Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136168) of WNS (Holdings) Limited of our report dated June 4, 2007, with respect to the consolidated financial statements of WNS (Holdings) Limited included in its Annual Report on Form 20-F for the year ended March 31, 2007.
Ernst & Young
Mumbai, India
June 22, 2007